Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2009 Second Quarter Results,
Strong Margins, and Upward Occupancy Trend
MENOMONEE FALLS, WISCONSIN August 10, 2009
Highlights:
•	June 30, 2009 private pay occupancy exceeds April 1, 2009 private pay occupancy by 92 units

•	Average private pay occupancy declines by 22 units from first quarter 2009 but trends up throughout the second quarter

•	Adjusted EBITDAR as a percent of revenues increases to 32.2% in the second quarter of 2009, up from 28.5% in the first quarter of 2009 and 30.9% in the second quarter of 2008

•	299 expansion units on line by June 30, 2009

•	Completed $14.0 million, five year, 6.5% mortgage financing
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $3.9 million in the second quarter of 2009 compared to net income of $4.3 million in the second quarter of 2008. Diluted earnings per common share of $0.33 per share in the second quarter of 2009 compared to $0.34 per share in the second quarter of 2008.
“I am very pleased with our second quarter performance,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “An upward trend in occupancy and careful expense management led us to impressive EBITDAR margins and gave us a strong starting point for the third quarter.”
For the first six months of 2009, ALC reported a net loss of $7.9 million compared to net income of $8.3 million in the first six months of 2008. Excluding an impairment charge related to the non-cash, non-recurring write-off of goodwill of $14.7 million recorded in the first quarter of 2009, net income for the first six months of 2009 would have been $6.8 million. Diluted earnings (loss) per common share for the six months ended June 30, 2009 and 2008 were ($0.66) and $0.65, respectively. Excluding the impairment charge, diluted earnings per share for the six months ended June 30, 2009 would have been $0.57 per share.
The non-cash, non-recurring charge recorded in the first quarter of 2009 of $14.7 million (net of income tax benefits of $1.6 million) related to the impairment of goodwill. The impairment charge was primarily driven by adverse equity market conditions which intensified during the first quarter of 2009 and caused a decrease in ALC’s market multiples and stock price at March 31, 2009 as compared to December 31, 2008. This non-cash charge does not impact ongoing business operations, liquidity, cash flows from operating activities, or financial covenants and will not result in any future cash expenditure.
Effective March 16, 2009 ALC implemented a one-for-five reverse stock split of its Class A and Class B common stock. All share and per share data in this press release have been adjusted to reflect this reverse stock split.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income (loss) to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues (EBITDAR and EBITDA margins), and non-GAAP financial measure reconciliation information.
As of June 30, 2009, ALC operated 216 assisted living residences comprising 9,375 units.
Share Repurchase Program
On August 9, 2009, ALC’s Board of Directors authorized the repurchase of up to $15 million in Class A common stock through August 9, 2010. Under a previous Class A common stock repurchase plan which expired on August 6, 2009, ALC repurchased 194,948 and 2,268,049 shares in the second quarter of 2009 and in total under the plan, respectively. The repurchases in the second quarter of 2009 were at an aggregate cost (including commissions) of $2.9 million and an average price (including commissions) of $14.84 per share, equivalent to a per unit cost of approximately $51 thousand per unit. Repurchases to date were at an aggregate cost (including commissions) of $71.4 million and an average price (including commissions) of $31.48 per share, equivalent to a per unit cost of approximately $72 thousand per unit.

Quarters ended June 30, 2009, June 30, 2008, March 31, 2009
Revenues of $57.4 million in the second quarter ended June 30, 2009 decreased $0.5 million or 0.8% from $57.9 million in the second quarter of 2008 and decreased $0.3 million from the first quarter of 2009.
Adjusted EBITDA for the second quarter of 2009 was $13.5 million, and 23.5% of revenues and:
•	increased $0.6 million or 4.6% from $12.9 million and 22.3% of revenues in the second quarter of 2008; and

•	increased $2.0 million or 17.0% from $11.5 million and 20.0% of revenues in the first quarter of 2009.
Adjusted EBITDAR for the second quarter of 2009 was $18.5 million, and 32.2% of revenues and:
•	increased $0.6 million or 3.2% from $17.9 million and 30.9% of revenues in the second quarter of 2008; and

•	increased $2.0 million or 12.3% from $16.4 million and 28.5% of revenues in the first quarter of 2009.
Second quarter 2009 compared to second quarter 2008
Revenues in the second quarter of 2009 decreased from the second quarter of 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($2.0 million) and a reduction in the number of units occupied by private pay residents ($0.7 million), partially offset by higher average daily revenue as a result of rate increases ($2.2 million).
Both adjusted EBITDA and adjusted EBITDAR increased in the second quarter of 2009 primarily due to a decrease in residence operations expenses ($1.3 million), partially offset by a decrease in revenues discussed above ($0.5 million) and an increase in general and administrative expenses excluding non-cash equity based compensation ($0.3 million). Residence operations expenses decreased primarily from a reduction in labor and food expenses associated with lower occupancy.
Second quarter 2009 compared to the first quarter 2009
Revenues in the second quarter of 2009 decreased from the first quarter of 2009 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($0.5 million), a reduction in the number of units occupied by private pay residents ($0.2 million) and a reduction in rates primarily related to Medicaid residents ($0.2 million), partially offset by one additional day in the second quarter of 2009 quarter ($0.6 million).
Increased adjusted EBITDA and EBITDAR in the second quarter of 2009 as compared to the first quarter of 2009 resulted primarily from a decrease in residence operations expenses ($2.1 million) and a decrease in general and administrative expenses excluding non-cash equity based compensation ($0.2 million), partially offset by a decrease in revenues discussed above ($0.3 million). Residence operations expenses decreased primarily from a seasonal reduction in utility expenses and lower labor expenses associated with lower occupancy. General and Administrative expenses decreased primarily due to a reduction in professional fees and other administrative expenses.
Six months ended June 30, 2009 and June 30, 2008
Revenues of $115.0 million in the six months ended June 30, 2009 decreased $3.1 million or 2.6% from $118.1 million in the six months ended June 30, 2008.
Adjusted EBITDA for the six months ended June 30, 2009 was $25.0 million, and 21.7% of revenues and decreased $1.2 million or 4.7% from $26.2 million and 22.2% of revenues in the six months ended June 30, 2008.

Adjusted EBITDAR for the six months ended June 30, 2009 was $34.9 million, and 30.4% of revenues and decreased $1.2 million or 3.3% from $36.1 million and 30.6% of revenues in the six months ended June 30, 2008.
Six months ended June 30, 2009 compared to the six months ended June 30, 2008
Revenues in the six months ended June 30, 2009 decreased from the six months ended June 30, 2008 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($4.2 million), a reduction in the number of units occupied by private pay residents ($2.6 million) and, as a result of 2008 being a leap year, one less day in the 2009 six month period ($0.6 million), partially offset by higher average daily revenue as a result of rate increases ($4.3 million).
Both adjusted EBITDA and adjusted EBITDAR decreased in the six months ended June 30, 2009 primarily due to decreased revenues discussed above ($3.1 million) and an increase in general and administrative expenses excluding non-cash equity based compensation ($0.5 million), partially offset by a decrease in residence operations expenses ($2.4 million). Residence operations expenses decreased primarily from a reduction in labor and food expenses associated with lower occupancy.
Expansion Program Update
By the end of the second quarter of 2009 we had completed, licensed, and begun accepting new residents in 299 units under our program to add 400 units to existing owned buildings. Construction continues on the remaining expansion units. We are currently targeting completion of 21 units in the remainder of 2009, and the remaining 80 units by the second quarter of 2010. To date, actual costs remain consistent with our original estimates of $125,000 per unit.
Financing Activities and Liquidity
At June 30, 2009 ALC maintained a strong liquidity position with cash of approximately $5.7 million and undrawn lines of $60 million. On June 12, 2009, ALC completed the previously announced $14 million mortgage financing with TCF bank. The mortgage is for a period of five years at a fixed rate of 6.5% and is secured by three ALC residences. The proceeds were used to repay amounts outstanding under ALC’s $120 million revolving credit facility.

Investor Call
ALC has scheduled a conference call for tomorrow morning, August 11, 2009 at 10:00 a.m. (Eastern Time) to discuss financial results for the second quarter. The toll-free number for the live call is 800-230-1059 or international 612-234-9959. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on September 10, 2009, by dialing toll free 800-475-6701, or international 320-365-3844; and using access code 107880.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,375 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,650 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including managements expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$57,381	$57,854	$115,015	$118,101
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	35,699	37,020	73,518	75,945
General and administrative	3,341	2,990	6,775	6,080
Residence lease expense	4,990	5,009	9,917	9,907
Depreciation and amortization	5,316	4,348	10,344	9,244
Goodwill impairment	—	—	16,315	—

Total operating expenses	49,346	49,367	116,869	101,176

Income (loss) from operations	8,035	8,487	(1,854)	16,925
Other expense:
Interest income	8	291	21	470
Interest expense	(1,973)	(1,882)	(3,816)	(3,965)

Income (loss) before income taxes	6,070	6,896	(5,649)	13,430
Income tax expense	(2,163)	(2,620)	(2,219)	(5,103)

Net income (loss)	$3,907	$4,276	$(7,868)	$8,327

Weighted average common shares:
Basic	11,808	12,603	11,882	12,756
Diluted	11,927	12,733	11,882	12,887
Per share data:
Basic earnings (loss) per common share	$0.33	$0.34	$(0.66)	$0.65

Diluted earnings (loss) per common share	$0.33	$0.34	$(0.66)	$0.65

Adjusted EBITDA (1)	$13,474	$12,876	$24,993	$26,213

Adjusted EBITDAR (1)	$18,464	$17,885	$34,910	$36,120

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,681	$19,905
Investments	3,094	3,139
Accounts receivable, less allowances of $662 and $689, respectively	2,363	2,696
Prepaid expenses, supplies and other receivables	4,490	3,463
Deposits in escrow	1,955	2,343
Income tax receivable	—	3,147
Deferred income taxes	4,152	4,614

Total current assets	21,735	39,307
Property and equipment, net	427,930	422,791
Goodwill	—	16,315
Intangible assets, net	12,628	13,443
Restricted cash	3,495	4,534
Other assets	2,461	2,231

Total Assets	$468,249	$498,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,843	$13,574
Accrued liabilities	17,667	17,898
Deferred revenue	7,163	6,739
Income taxes payable	1,141	—
Current maturities of long-term debt	12,367	19,392
Current portion of self-insured liabilities	500	300

Total current liabilities	46,681	57,903
Accrual for self-insured liabilities	1,108	1,176
Long-term debt	130,818	136,890
Deferred income taxes	11,195	11,811
Other long-term liabilities	11,334	11,102
Commitments and contingencies

Total Liabilities	201,136	218,882

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, par value $0.01 per share, 80,000,000 authorized, 10,121,266 and 10,443,313 issued and outstanding, respectively	124	124
Class B Common Stock, par value $0.01 per share, 15,000,000 authorized, 1,559,829 and 1,562,101 issued and outstanding, respectively	16	16
Additional paid-in capital	314,384	314,202
Accumulated other comprehensive loss	(2,069)	(1,989)
Retained earnings	25,773	33,641
Treasury stock at cost, 2,242,749 and 1,918,398 shares, respectively	(71,115)	(66,255)

Total Stockholders’ Equity	267,113	279,739

Total Liabilities and Stockholders’ Equity	$468,249	$498,621

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(7,868)	$8,327
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	10,344	9,244
Goodwill impairment	16,315	—
Amortization of purchase accounting adjustments for leases and debt	(198)	(397)
Provision for bad debts	(27)	39
Provision for self-insured liabilities	392	447
Loss on sale or disposal of fixed assets	34	—
Equity-based compensation expense	188	44
Deferred income taxes	(154)	2,298
Changes in assets and liabilities:
Accounts receivable	360	83
Supplies, prepaid expenses and other current assets	(1,027)	790
Deposits in escrow	388	(4)
Accounts payable	(1,735)	2,120
Accrued liabilities	(231)	(796)
Deferred revenue	424	805
Payments of self-insured liabilities	(320)	(140)
Income taxes payable / receivable	4,296	558
Changes in other non-current assets	809	7,576
Other long-term liabilities	553	524

Cash provided by operating activities	22,543	31,518

INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(95)	(49)
Payment for acquisitions	—	(14,532)
Cash designated for acquisition	—	14,864
Payments for new construction projects	(11,768)	(3,125)
Accrued costs for new construction	—	(945)
Payments for purchases of property and equipment	(6,930)	(8,350)

Cash used in investing activities	(18,793)	(12,137)

FINANCING ACTIVITIES:
Purchase of treasury stock	(4,860)	(20,632)
Proceeds on borrowings on revolving credit facility	—	6,000
Repayment of revolving credit facility	(19,000)	—
Proceeds from issuance of new mortgage debt	14,000	9,026
Repayment of mortgage debt	(8,114)	(12,909)

Cash used by financing activities	(17,974)	(18,515)

(Decrease) increase in cash and cash equivalents	(14,224)	866
Cash and cash equivalents, beginning of year	19,905	14,066

Cash and cash equivalents, end of period	$5,681	$14,932

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$3,663	$4,061
Income tax payments, net of refunds	(1,892)	2,245

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Three months ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Average Occupied Units by Payer Source
Private	5,413	5,435	5,481
Medicaid	455	532	763

Total	5,868	5,967	6,244

Occupancy Mix by Payer Source
Private	92.3%	91.1%	87.8%
Medicaid	7.7%	8.9%	12.2%

Percent of Revenue by Payer Source
Private	94.9%	93.7%	91.4%
Medicaid	5.1%	6.3%	8.6%

Average Revenue per Occupied Unit Day	$107.45	$107.33	$101.82

Occupancy Percentage	64.1%	65.7%	68.8%
Same residence basis*

	Three months ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Average Occupied Units by Payer Source
Private	5,376	5,408	5,454
Medicaid	455	524	740

Total	5,831	5,932	6,194

Occupancy Mix by Payer Source
Private	92.2%	91.2%	88.0%
Medicaid	7.8%	8.8%	12.0%

Percent of Revenue by Payer Source
Private	94.9%	93.8%	91.6%
Medicaid	5.1%	6.2%	8.4%

Average Revenue per Occupied Unit Day	$107.27	$107.27	$101.92

Occupancy Percentage	65.4%	66.5%	69.5%

*	Excludes quarterly impact of 299 completed expansion units and 159 units temporarily closed for renovation.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Six months ended
	June 30,	June 30,
	2009	2008
Average Occupied Units by Payer Source
Private	5,424	5,556
Medicaid	493	818

Total	5,917	6,374

Occupancy Mix by Payer Source
Private	91.7%	87.2%
Medicaid	8.3%	12.8%

Percent of Revenue by Payer Source
Private	94.3%	91.0%
Medicaid	5.7%	9.0%

Average Revenue per Occupied Unit Day	$107.39	$101.81

Occupancy Percentage	64.8%	70.2%
Same residence basis*

	Six months ended
	June 30,	June 30,
	2009	2008
Average Occupied Units by Payer Source
Private	5,393	5,516
Medicaid	489	789

Total	5,882	6,305

Occupancy Mix by Payer Source
Private	91.7%	87.5%
Medicaid	8.3%	12.5%

Percent of Revenue by Payer Source
Private	94.3%	91.2%
Medicaid	5.7%	8.8%

Average Revenue per Occupied Unit Day	$107.26	$101.87

Occupancy Percentage	66.0%	70.7%

*	Excludes year to date impact of 299 completed expansion units and 159 units temporarily closed for renovation.
Weighted Average Basic and Diluted Shares
The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, in the quarters ended June 30, 2008 and 2009 and the six months ended June 30, 2008, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 117 thousand, 130 thousand and 131 thousand shares included in the quarters ended June 30, 2009 and 2008 and six months ended June 30, 2008, respectively. Since ALC sustained a loss in the six months ended June 30, 2009, no conversions were assumed as their impact would have been anti-dilutive.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30,		March 31,		June 30,
	2009	2008	2009	2008	2009	2008
	(In thousands, unaudited)
Net income (loss)	$3,907	$4,276	$(11,775)	$4,051	$(7,868)	$8,327
Provision for income taxes	2,163	2,620	56	2,483	2,219	5,103

Income (loss) from operations before income taxes	6,070	6,896	(11,719)	6,534	(5,649)	13,430
Add:
Depreciation and amortization	5,316	4,348	5,028	4,896	10,344	9,244
Interest expense, net	1,965	1,591	1,830	1,904	3,795	3,495
Non-cash equity based compensation	123	41	65	3	188	44
Goodwill impairment	—	—	16,315	—	16,315	—

Adjusted EBITDA	13,474	12,876	11,519	13,337	24,993	26,213
Add: Lease expense	4,990	5,009	4,927	4,898	9,917	9,907

Adjusted EBITDAR	$18,464	$17,885	$16,446	$18,235	$34,910	$36,120

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30,		March 31,		June 30,
	(Dollars amounts in thousands, unaudited)
	2009	2008	2009	2008	2009	2008
Revenues	$57,381	$57,854	$57,634	$60,247	$115,015	$118,101

Adjusted EBITDA	$13,474	$12,876	$11,519	$13,337	$24,993	$26,213

Adjusted EBITDAR	$18,464	$17,885	$16,446	$18,235	$34,910	$36,120

Adjusted EBITDA as percent of total revenues	23.5%	22.3%	20.0%	22.1%	21.7%	22.2%

Adjusted EBITDAR as percent of total revenues	32.2%	30.9%	28.5%	30.3%	30.4%	30.6%